Exhibit 21.1

List of Subsidiaries

Greenidge Generation Holdings Inc.’s subsidiaries are listed below.

Name of Subsidiary	Jurisdiction of Formation

Greenidge Generation LLC

Lockwood Hills LLC

Greenidge Solar LLC

Greenidge Pipeline LLC

Greenidge Pipeline Properties Corporation

Greenidge Markets and Trading LLC

Greenidge Generation Blocker Inc.

Greenidge Generation Holdings LLC

Greenidge Secured Lending LLC

New York New York Delaware Delaware New York Delaware Delaware Delaware Delaware

Support.com, Inc.

Greenidge Texas LLC

GTX Gen 1 LLC

GTX Gen 1 Collateral Holding LLC

GTX Gen 1 Collateral LLC

GTX Dev 1 LLC

Greenidge South Carolina LLC

GSC Collateral Holding LLC

GSC Collateral LLC

GSC RE LLC

GSC DemoCo LLC

300 Jones Road LLC

GGHI Inactive Holdings LLC

Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware